Section III: Proprietary Trading of Access Persons

3.1 CODES OF ETHICS

Approved: October 2004

Approved: June 2005 (entire Code of Ethics approved)

Revised: October 2005

RISKS

In developing this policy and procedure, Rainier considered the material risks associated with administering the code of ethics. This analysis includes risks such as:

•	Access person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to clients or unjust enrichment to access person. (These practices include trading ahead of clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)

•	Access persons are able to cherry pick clients’ trades and systematically move profitable trades to a personal account and let less profitable trades remain in clients’ accounts.

•	One or more Employees engage in an excessive volume of personal trading that detracts from their ability to perform services for clients.

•	Employees take advantage of their position by accepting gifts or other gratuities (including access to IPO investments) from individuals seeking to do business with Rainier.

•	The personal trading of Employees does not comply with certain provisions under rule 204A-1 of the Adviser Act (and Rule 17j-1 of the IC Act).

•	Access persons are not aware of what constitutes insider information.

•	Employees trade Rainier Mutual Fund shares excessively to the detriment of the funds.

Rainier has established the following guidelines to effectuate and monitor Rainier’s code of ethics.

BACKGROUND

Under Section 204A-1 of the Investment Advisors Act of 1940, investment advisers that are registered or required to be registered under Section 203 of the Act (15 U.S.C. 80b-3), must establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	A standard (or standards) of business conduct that is required of supervised persons, which standard must reflect the adviser’s fiduciary obligations and those of the supervised persons;

•	Provisions requiring supervised persons to comply with applicable Federal securities laws;

•	Provisions that require all access persons to report their personal securities transactions and holdings periodically;

•	Provisions requiring supervised persons to report any violations of the code of ethics promptly to the CCO;

•	Provisions requiring the adviser to provide each supervised person with a copy of the code of ethics and any amendments and requiring each supervised person to provide a written acknowledgment of their receipt of the code and amendments.

POLICY

Because the Adviser and each of its Employees are fiduciaries to the Adviser’s clients, Employees must avoid actual and apparent conflicts of interest with the Adviser’s clients. In any situation where the potential for conflict exists, the client’s interest must take precedence over personal interests. If there is any doubt, resolve the matter in the client’s favor.

An actual or apparent conflict of interest could arise if both an Employee of the Adviser and a client of the Adviser are engaging in transactions involving a Publicly-Traded Security. In such cases, transactions for client accounts must take precedence over transactions for Personal Accounts.

The Adviser requires that all personal investment transactions be carried out in a manner that does not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser or its Employees, on the one hand, and the client, on the other hand. In addition, employees should not engage in excessive trading of the Funds’ shares. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to clients or Fund shareholders.

This Code generally prohibits Employees from purchasing securities other than mutual funds, municipal securities or index derivatives. This Code places restrictions on the purchase, sale or exchange of shares of the Funds. This Code also restricts the sale by Employees of securities owned before the implementation of this Code (or before becoming an Employee).

PROCEDURES

The Chief Compliance Officer (or its designee) maintains a list of access persons and employees and updates the list as new individuals become access persons and/or an employee.

The Chief Compliance Officer may designate an independent third party (i.e., an independent accountant) to review the reports, transactions and/or violations of Rule 17j-1 and/or this Code; provided, however, that the independent third party follows established procedures reasonably necessary to ensure that Rule 17j-1 and the Code are not violated.

If an Employee’s aggregate personal account balances exceed $25,000 in the Growth Equity Portfolio or $100,000 in any other Fund: an Employee who purchases any shares of a Fund is not permitted to redeem or exchange any shares of that Fund in any personal account within 30 calendar days after the purchase of shares of that Fund in any personal account, unless the shares were purchased through (1) the reinvestment of Fund income or capital gains distributions, (2) the shares were purchased through an automatic investment plan or similar program, provided that the initial purchases in the plan or program have been exempted by the Chief Compliance Officer, or (3) the Chief Compliance Officer grants a hardship exception and it is determined that no abusive trading is involved.

The Chief Compliance Officer (or its designee) will circulate a copy of this Code (as amended) to each Employee and Access Person, together with an acknowledgment of receipt, which shall be signed and returned to the Chief Compliance Officer (or its designee) by each employee and access person. New employees shall receive and sign the Code of Ethics within 10 days of hire.

Reporting

Initial Holdings Report. New access persons are required to fill out an Initial Holdings Report within 10 days of their hire date and submit it to the Chief Compliance Officer (or its designee).

Quarterly Securities Holdings Report. Within 30 days after each quarter, each access person or employee is required to report his or her personal Securities transactions and submit it to the Chief Compliance Officer (or its designee). For periods in which no reportable transactions were effected, this report shall contain a representation that no transactions subject to the reporting requirements were effected during the relevant time period.

Quarterly Fund Holdings Report. On a quarterly basis, employees must submit reports or copies of statements from all “personal accounts” that had transactions in any Fund to the Chief Compliance Officer (or its designee). In addition, if an employee’s aggregate personal account balances exceed $25,000 in the Growth Equity Portfolio or $100,000 in any other Fund, the employee must submit copies of statements from all accounts that held the affected Fund.

Annual Holdings Report. Annually, by January 31 of each year, each access person or employee must submit to the Chief Compliance Officer (or its designee) an annual holdings report containing the title, number of shares and principal amount of each security (including Fund shares) in which the access person or employee had any direct or indirect beneficial ownership.

All of these reports are reviewed quarterly for violations of the Rainier Code of Ethics. Any violations are reported to the Chief Compliance Officer as well as the Rainier Investment Management Mutual Fund Board.

For a complete copy of the Code of Ethics, please see the Appendix.

3.2 INSIDER TRADING

Approved: October 2005

RISKS

•	Criminal prosecution or regulatory sanctions possibly effecting RIM’s financial health

•	Ability to attract and maintain clients and employees

•	Ability to secure insurance and overall reputation of firm

BACKGROUND

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, RIM has instituted procedures to prevent the misuse of nonpublic information.

POLICY

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of material non-public information; or

•	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating material non-public information to others in breach of a fiduciary duty.

•	RIM’s Insider Trading Policy applies to all of its Employees. Any questions should be directed to the CCO and/or Chief Investment Officer.

Whom Does the Policy Cover?

This policy covers all of RIM’s Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of definitive information may generally be regarded as “material”:

•	Dividend or earnings announcements that are significantly different than expectations

•	Unexpected write-downs or write-offs of assets

•	Unexpected additions to reserves for bad debts or contingent liabilities

•	Unexpected expansion or curtailment of company or major division operations which may have significant implications for future financial results

•	Merger, joint venture announcements

•	New product/service announcements which may have significant implications for future financial results

•	Discovery or research developments which may have significant implications for future financial results

•	Criminal, civil and government investigations and indictments

•	Pending labor disputes which may have significant implications for future financial results

•	Unexpected debt service or liquidity problems

•	Unexpected bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc. which may have significant implications for future financial results

•	Recapitalization which may have significant implications for future financial results

The preceding list should not be considered comprehensive. Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change.

RIM’s Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Definition of Insider

The concept of “insider” is broad. It includes officers, directors, employees and majority shareholders of a company or other entity. In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes. A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

PROCEDURES

If an Employee has questions as to whether they are in possession of material, non-public information, they must inform the CCO and Chief Investment Officer as soon as possible. From this point, the Employee, CCO and Chief Investment Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, Employees:

•	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.

•	Shall not engage in securities transactions of any company, except in accordance with RIM’s Personal Security Transaction Policy and the securities laws.

•	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.

•	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of non-public information to the CCO and Chief Investment Officer

•	Shall not proceed with any research, trading, etc. until the CCO Chief Investment Officer informs the Employee of the appropriate course of action.

•	Shall not trade for their client accounts on the basis of any material, nonpublic information.